Exhibit (15)

May 7, 2001

Securities and Exchange Commission
450 Fifth Street N.W.
Washington, DC 10549

    RE:  Ecolab Inc. Registration Statements on Form S-8
(Registration Nos. 2-60010; 2-74944; 33-1664;
33-41828; 2-90702; 33-18202; 33-55986; 33-56101;
333-95043; 33-26241; 33-34000; 33-56151;
333-18627; 33-39228; 33-56125; 333-70835; 33-60266;
333-95041; 33-65364; 33-59431; 333-18617;
333-79449; 333-21167; 333-35519; 333-40239; 333-95037;
333-50969; 333-62183; and 333-58360) and
Form S-3 (Registration No. 333-14771).

Commissioners:

    We are aware that our report dated April 19, 2001, on our review of the consolidated interim financial information of Ecolab Inc. (the "Company") as of and for the period ended March 31, 2001 and included in the Company's quarterly report on Form 10-Q for the quarter ended March 31, 2001, is incorporated by reference in its Registration Statements listed above.

Yours very truly,

/s/PricewaterhouseCoopers LLP

PRICEWATERHOUSECOOPERS LLP